Exhibit 10.2

Execution Version

ROOK SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 9, 2017, by and among Swift Transportation Company, a Delaware corporation (“Bishop”), and the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of common stock, par value $0.01 per share (the “Rook Common Stock”), of Knight Transportation, Inc., an Arizona corporation (“Rook”), set forth opposite such Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently herewith, Bishop, Bishop Merger Sub, Inc., an Arizona corporation and a wholly owned Subsidiary of Bishop (“Merger Sub”), and Rook are entering into an Agreement and Plan of Merger, dated as of this date (the “Merger Agreement”), pursuant to which the parties thereto have agreed to effect a business combination by means of (i) an amendment and restatement of the certificate of incorporation of Bishop (the “Charter Amendment”) pursuant to which, among other things, Bishop’s corporate name will change to “Knight-Swift Transportation Holdings Inc.” and each issued and outstanding share of Bishop Common Stock and each issued and outstanding Bishop Class B Common Stock will be treated as set forth therein; and (ii) a subsequent merger of Merger Sub with and into Rook (the “Merger”) in accordance with the terms of the Merger Agreement pursuant to which Rook will survive as a wholly owned subsidiary of Bishop and, except as set forth therein, each issued and outstanding share of Rook Common Stock will be converted into the right to receive one (1) share of Bishop Common Stock, all on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Bishop to enter into the Merger Agreement, and as an inducement and in consideration therefor, Bishop has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1    Defined Terms. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2    Other Definitions. For purposes of this Agreement:

(a)    “Immediate Family” means lineal descendants (whether by blood, adoption or marriage), ancestral forebears, current and former spouses, and persons related by blood, adoption or marriage to any of the foregoing.

(b)    “Order” means any Law, injunction, ruling, decree, award, judgment or similar order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any court or Governmental Entity.

(c)    “owned” means direct or indirect ownership, beneficial ownership (within the meaning of the Exchange Act) or any right to acquire ownership or beneficial ownership.

(d)    “Owned Shares” means all of the shares of Rook Common Stock owned by such Stockholder as of the date of this Agreement in the manner set forth on Schedule A, including, where applicable, Rook Common Stock underlying Rook Equity Awards (whether issued or issuable).

(e)    “Permitted Transactions” means any amendment, waiver, or refinancing of any Specified Pledging Transaction to the extent reasonably necessary to (i) permit such arrangements to continue after the consummation of the Merger and the transactions to be carried out in connection therewith; or (ii) prevent any Stockholder from incurring any liability for disgorgement of “short-swing” profits under Section 16(b) of the Exchange Act and the rules promulgated thereunder; provided that no such amendment, waiver or refinancing shall constitute a Permitted Transaction unless the Stockholders will continue after such amendment, waiver or refinancing to have the power to vote the shares of Rook Common Stock subject to such Specified Pledging Transaction to the same extent as they do as of the date of this Agreement. Each Stockholder shall, and shall cause each Specified Entity (as applicable) to, notify Bishop of, and provide Bishop with such information and documentation as Bishop shall reasonably request regarding, any potential Permitted Transaction a reasonable time prior to entering into such transaction.

(f)    “Permitted Transferee” means any Rook Entity or any charitable foundation or organization, in each case only if such parties agree to be bound by the terms of this Agreement.

(g)    “Rook Acquisition Proposal” means an Acquisition Proposal with respect to Rook.

(h)    “Rook Entity” means any trust for the benefit of the Stockholders or any members of Stockholders’ Immediate Family and any other entity in which the Stockholders or any members of Stockholders’ Immediate Family separately or collectively hold all of the outstanding equity interests.

(i)    “Specified Pledging Transaction” means any hedging or pledging arrangement of any Stockholder described on Schedule A.

(j)    “Transfer” means sell, transfer, assign, subject to a Lien, pledge, encumber or otherwise dispose, whether directly or indirectly, including through swap, derivative or hedging transactions or otherwise.

(k)    “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the effectiveness of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

ARTICLE 2

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1    Agreement to Vote.

(a)    Each Stockholder hereby agrees that, during the Voting Period, (x) such Stockholder shall take all such actions as may be required to cause all Owned Shares owned by such Stockholder to be voted in favor of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented), if applicable, at any meeting of the stockholders of Rook in connection with the Merger Agreement, the Plan of Merger or the other transactions contemplated by the Merger Agreement and (y) such Stockholder shall take all such actions as may be required to cause each Owned Share owned by such Stockholder to be present, in person or by proxy, at any meeting of the stockholders of Rook in connection with the Merger Agreement, the Plan of Merger or the transactions contemplated by the Merger Agreement, including in connection with the approval of all or any component of the Charter Amendment for the purposes of determining the presence of a quorum and voted in accordance with the preceding clause (x) at such meetings (including at any adjournments or postponements thereof).

(b)    Subject to Section 3.2 hereof, each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of Rook Common Stock at or in connection with which any of the holders vote or execute consents with respect to any of the following matters:

(i)    any merger or similar agreement or merger (other than the Merger Agreement, the Merger or any business combination or transaction with Bishop or any of its affiliates), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Rook or any of its Subsidiaries or any other business combination involving Rook or any of its Subsidiaries;

(ii)    any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Rook contained in the Merger Agreement or of such Stockholder contained in this Agreement;

(iii)    any action, proposal, transaction or agreement involving Rook or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with,

delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement; and

(iv)    any Rook Acquisition Proposal made prior to the termination of the Merger Agreement.

(c)    Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that the Owned Shares owned by each Stockholder are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Agreement shall require any Stockholder to vote or execute any consent with respect to any Rook Common Stock (i) issuable in connection with a Rook Equity Award but not yet issued prior to the applicable record date for the applicable vote or consent or (ii) which a Stockholder or its Affiliate has the right to acquire pursuant to a sale and repurchase agreement but which such Stockholder or its Affiliate has not acquired and does not have the right to vote prior to the applicable record date for the applicable vote or consent.

SECTION 2.2    Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Bishop and any designee of Bishop, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares owned by such Stockholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Owned Shares that is inconsistent with Sections 2.1 and 2.2 provided, that the foregoing shall not be deemed to prohibit customary powers of attorney contained in security or pledge agreements that support any Specified Pledging Transaction and grant the secured party a proxy, power of attorney, or similar rights in connection with a foreclosure or similar exercise of remedies thereunder.

SECTION 2.3    Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to such Stockholder’s Owned Shares and such Stockholder acknowledges that the proxy constitutes an inducement for Rook, Bishop and Merger Sub to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE 3

COVENANTS

SECTION 3.1    Voting Period Restrictions. Except for Permitted Transactions, each Stockholder agrees that such Stockholder shall not, during the Voting Period:

(a)    Transfer any or all of such Stockholder’s Owned Shares or any interest therein, or any economic or voting rights with respect thereto (including any rights decoupled from the underlying securities) or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than with the prior written consent of Bishop; provided that the foregoing shall not prevent (i) the Transfer of Owned Shares upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to Bishop an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder, (ii) the Transfer of Owned Shares to a Permitted Transferee, (iii) any purported Transfer of Owned Shares in connection with the cashless exercise or cashless settlement of any Rook Equity Award or (iv) a Transfer by a secured party exercising its remedies upon default under any Specified Pledging Transaction; or

(b)    acquire, offer or propose to acquire or agree to acquire, directly or indirectly, whether by purchase, take-over bid, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities (or options, rights or warrants to purchase, securities convertible into or exchangeable for, or securities the value of which is determined substantial part based on the value of, such securities) of Rook or Bishop (other than the acquisition of Rook Equity Awards granted to such Stockholder or the acquisition of shares of Rook Common Stock upon the exercise or settlement of a Rook Equity Award).

SECTION 3.2    No Shop Obligations of Each Stockholder.

(a)    From the date of this Agreement until the earlier of Effective Time or the termination of this Agreement in accordance with its terms, each Stockholder agrees that such Stockholder and its, his or her controlled Affiliates (excluding Rook and its Subsidiaries) shall not, and shall not authorize or permit any of its, his or her or their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, induce or facilitate any Rook Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to a Rook Acquisition Proposal, (ii) furnish any nonpublic information regarding Rook or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Rook or any of its Subsidiaries to, or otherwise cooperate in any way with, any Person that is reasonably expected to make, or is otherwise seeking to make, or has made, a Rook Acquisition Proposal, or (iii) participate in any discussions (provided, however, a Stockholder may refer Persons to the filings with the SEC to which this Agreement is filed as an exhibit) or negotiations with any Person regarding a Rook Acquisition Proposal. Notwithstanding the foregoing, to the extent that Rook is permitted to engage in any of the foregoing activities pursuant to Section 5.2(b) of the

Merger Agreement, each Stockholder, its, his or her controlled Affiliates and its, his or her or their respective Representatives may (A) participate in such activities, provided that such action by such Stockholder, its, his or her controlled Affiliates and its, his or her or their respective Representatives would be permitted to be taken by Rook pursuant to Section 5.2(b) of the Merger Agreement and (B) engage in discussions regarding the potential terms of any voting, stockholders, employment or consulting agreement (or other similar agreements) with any Person that has made a Rook Acquisition Proposal.

(b)    In addition, each Stockholder shall promptly (but in any event within one Business Day) advise Bishop of any Rook Acquisition Proposal received by such Stockholder or any of its, his or her controlled Affiliates (excluding Rook and its Subsidiaries), the material terms and conditions of any such Rook Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Rook Acquisition Proposal.

SECTION 3.3    General Covenants. Each Stockholder agrees that such Stockholder and its, his or her controlled Affiliates (excluding Bishop and its Subsidiaries) shall not: (a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (b) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

SECTION 3.4    Stockholders’ Capacity. Bishop acknowledges that no Stockholder is making any agreement or understanding herein on behalf of Rook or any of its Subsidiaries or in such Stockholder’s capacity as a director or officer of Rook and that each Stockholder is executing this agreement solely in such Stockholder’s capacity as the direct or indirect owner of Rook Common Stock and nothing herein shall limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as a director or officer of Rook.

SECTION 3.5    Stop Transfer; Changes in Owned Shares. Each Stockholder agrees that (a) this Agreement and the obligations hereunder shall attach to its Owned Shares and shall be binding upon any Person to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, such Stockholder shall not request that Rook register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Owned Shares; provided, that nothing herein shall prohibit or otherwise restrict a Transfer by a secured party exercising its remedies upon default under any Specified Pledging Transaction. Notwithstanding any Transfer, such Stockholder shall remain liable for the performance of all of its obligations under this Agreement.

SECTION 3.6    Further Assurances. From time to time and without additional consideration, each party hereto shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Bishop as follows:

SECTION 4.1    Authorization. Such Stockholder has all power and authority (or legal capacity in the case of an individual) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Bishop, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 4.2    Ownership of Shares. As of the date hereof, the Owned Shares of such Stockholder are listed on Schedule A attached hereto. Except as described in the Forms 3, 4, or 5 filed by such Stockholder with the SEC on or prior to the date hereof, or as otherwise disclosed to Bishop in writing on or prior to the date hereof, such Stockholder is the sole record and beneficial owner, free and clear of all Liens and all voting agreements and commitments of every kind, of all of the Owned Shares (including the Owned Shares underlying such Stockholder’s Rook Equity Awards) listed opposite such Stockholder’s name on Schedule A hereto and has the sole power to vote (or cause to be voted) and to dispose of (or cause to be disposed of) such Owned Shares without restriction and no proxies through and including the date hereof have been given in respect of any or all of such Owned Shares (including the Owned Shares underlying such Stockholder’s Rook Equity Awards) other than proxies which have been validly revoked prior to the date hereof.

SECTION 4.3    No Conflicts. Except for a filing of an amendment to a Schedule 13D and a filing of a Form 4 to the extent required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder and (ii) none of the execution and delivery of this Agreement by such Stockholder, or the performance by such Stockholder of such Stockholder’s obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Owned Shares are bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder or any of its assets (including the Owned Shares), except for any of the foregoing as would not impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement.

SECTION 4.4    Transaction Fee. Such Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the

Merger Agreement who might be entitled to any fee or any commission from Bishop or Rook or any of their respective Subsidiaries in connection with or upon consummation of the Merger or any other transaction contemplated by the Merger Agreement.

SECTION 4.5    Actions and Proceedings. As of the date hereof, there are no (a) Actions pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its Affiliates or (b) outstanding Orders to which such Stockholder or any of its assets or Affiliates are subject or bound, in each case, that would or seek to prevent, materially delay, hinder, impair or prevent the exercise by Bishop of its rights under this Agreement or the performance by such Stockholder of its obligations under this Agreement.

SECTION 4.6    Acknowledgement. Such Stockholder understands and acknowledges that Bishop is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BISHOP

Bishop hereby represents and warrants to the Stockholders as follows:

SECTION 5.1    Authorization. Bishop has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Bishop and, assuming it has been duly and validly executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of Bishop, enforceable against it in accordance with the terms of this Agreement.

SECTION 5.2    No Conflicts. The execution and delivery of this Agreement by Bishop does not and the performance of this Agreement by Bishop will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Bishop or any of its properties; or (iii) constitute a violation by Bishop of any law, regulation, rule or ordinance applicable to Bishop or any of its assets, in each case, except for any violation, conflict or consent as would not impair the ability of Bishop to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE 6

TERMINATION

This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms (unless the Merger Agreement is terminated as a result of breach of this Agreement). Upon the termination of this Agreement, neither Bishop, Merger Sub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 7.1, and 7.3 through 7.11 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1    Publication. Each Stockholder hereby permits Bishop, Merger Sub and/or Rook to publish and disclose in press releases, Schedule 13D filings (if applicable), the Form S-4 and the Joint Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law such Stockholder’s identity and ownership of shares of Rook Common Stock, the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 7.2    Amendment or Supplement. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after Rook Stockholder Approval and/or Bishop Stockholder Approval has been obtained. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

SECTION 7.3    Specific Performance. Notwithstanding anything herein to the contrary, the parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post any bond or other security as a prerequisite to obtaining equitable relief.

SECTION 7.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (providing written proof of delivery) or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Bishop addressed to it at:

Swift Transportation Company

2200 S. 75th Avenue

Phoenix, Arizona 85043

Attention: General Counsel

Facsimile: (623) 907-7464

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Daniel E. Wolf

          Michael P. Brueck

          Claire E. James

Facsimile: (212) 446-4900

(b)	If to the Stockholders, addressed to them at:

Knight Transportation, Inc.

20002 North 19th Avenue

Phoenix, Arizona 85027

Fax: (480) 425-3998

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, New York 10004

Fax: (212) 859-4000

Attention: Philip Richter

provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day. Bishop shall provide the Stockholders with written notice, in accordance with the foregoing requirements, of any notice it sends or receives under the Merger Agreement, such notice to be sent simultaneously if sent by Bishop or within one Business Day of receipt if received by Bishop.

SECTION 7.5    Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.6    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

SECTION 7.7    Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

SECTION 7.8    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.9    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

SECTION 7.10    No Presumption Against Drafting Party. Each party acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

SECTION 7.11    Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery or, if such court shall lack subject matter jurisdiction, the District of Delaware, solely in respect of the interpretation. Each of the parties agrees not to commence any action, suit or proceeding relating hereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided in Section 7.4 shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to deny or defeat personal jurisdiction, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including by asserting (a) any claim that it is not personally subject to the jurisdiction of such courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 7.12    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.13    Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, Bishop and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

BISHOP:

SWIFT TRANSPORTATION COMPANY

By:	/s/ Virginia Henkels
Name:	Virginia Henkels
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

STOCKHOLDERS:

/s/ Kevin P. Knight
KEVIN P. KNIGHT

THE KEVIN AND SYDNEY KNIGHT REVOCABLE LIVING TRUST DATED MARCH 25, 1994, AS AMENDED

By:	/s/ Kevin P. Knight
Name:	Kevin P. Knight
Title:	Trustee

By:	/s/ Sydney B. Knight
Name:	Sydney B. Knight
Title:	Trustee

[Rook Support Agreement Signature Page]

SCHEDULE A

OWNED SHARES

Stockholder	OWNED SHARES
Kevin P. Knight	17,301
The Kevin and Sydney Knight Revocable Living Trust dated March 25, 1994, as amended	2,726,862
Shares covered by a stock option granted to Gary J. Knight that is currently exercisable or that will become exercisable within 60 days of February 28, 2017	120,000
Total	2,864,163

As of March 17, 2017, Kevin P. Knight had pledged as security 1,500,000 of the shares that he beneficially owns. The number of pledged shares fluctuates based on the stock price.

Schedule A to Rook Support Agreement